Exhibit 99.1

TRADING SYMBOLS:
In the U. S.: NYSE Amex: HTM and in Canada: TSX: GTH	June 1, 2011

U.S. GEOTHERMAL SIGNS 19.9 MW, 25 YEAR PPA WITH NV ENERGY FOR THE SAN EMIDIO NEVADA PROJECT

BOISE, Idaho – June 1, 2011 (NYSE Amex: HTM; TSX: GTH) U.S. Geothermal Inc., a leading renewable energy company focused on the development, production and sale of electricity from geothermal energy, today announced the signing of a Power Purchase Agreement (“PPA”) between its wholly owned subsidiary USG Nevada LLC and NV Energy, for the purchase of an annual average of up to 19.9 net megawatts of clean, renewable energy from the San Emidio Geothermal Project located in Washoe County, Nevada.

The 25-year PPA anticipates the development of two electric power generation units at San Emidio. The Unit 1 power generation plant, scheduled to achieve commercial operation during the 4th quarter of 2011, is currently under construction and will replace the existing 3.6 net megawatt plant at San Emidio. Subject to successful production well development, the Unit 2 power generation plant is scheduled to be on line during the 2nd quarter of 2013. Two additional Units 3 and 4 are also planned at San Emidio after sufficient drilling has been completed to define additional reservoir production capacity.

“We are pleased to extend for another 25 years the already long and successful relationship this geothermal power project has with NV Energy”, said Daniel Kunz, President and CEO of U.S. Geothermal Inc. “With Unit 1 funded and under construction, this PPA is an important milestone that allows for completion of the remaining field activities required to develop additional reservoir production capacity”.

The PPA is subject to the Public Utilities Commission of Nevada (“PUCN”) approval and is expected to be submitted to the PUCN by NV Energy within 100 days. USG Nevada LLC is currently investigating remedies for certain existing constraints related to transmission that may limit the total output of the project to 16 net megawatts.

Please visit our Website at: http://www.usgeothermal.com

About U.S. Geothermal Inc.:

U.S. Geothermal Inc. is a leading renewable energy development company that is operating geothermal power projects at Raft River, Idaho and San Emidio, Nevada. The Neal Hot Springs project, which is currently under construction, will be the company’s third operating power project. The company holds geothermal energy rights to 69,500 acres comprising six advanced stage geothermal development projects. The San Emidio project is currently undergoing construction of a new 8.6 net MW binary cycle power plant.

Website: www.usgeothermal.com	NYSE AMEX: HTM	TSX: GTH

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described, including but not limited to, the results from the exploration drilling at San Emidio and Neal Hot Springs. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the TSX do not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	1505 Tyrell Lane, Boise, ID 83706	208-424-1027
www.usgeothermal.com